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EXHIBIT 10.37

         March 21, 2001

Personal & Confidential
Via Facsimile (847/940-7110) and
Federal Express
Mr. Thomas E. Powell
1052 Inverlieth Road
Lake Forest, Illinois 60045

Dear Tom:

        It is my great pleasure to extend to you on behalf of Midway Games Inc. ("Midway") an offer of the position of Executive Vice President—Finance, Treasurer and Chief Financial Officer.

        The position will report to me and will pay a base salary of $240,000 per year, plus a fiscal year-end discretionary performance bonus of up to a target percentage of your base salary (to be prorated for fiscal 2001, based on the fraction of that fiscal year you are employed by Midway). This target percentage shall be 50% for fiscal years 2001 and 2002, and shall thereafter be revised to permit a bonus in excess of 50% of you base salary. Your bonus will be based upon the extent to which corporate performance and personal objectives, to be agreed upon between you and I at the start of each such fiscal year, are achieved during each such fiscal year. We have already agreed that net income would not be one of the objectives used for fiscal 2001 or 2002, but that the objectives we shall agree upon for those years will emphasize the development of Midway's financial analysis and business planning capabilities. In addition, you will be eligible to participate in all standard Midway benefits (medical; 401(k)) and all other benefits generally available to executive employees, including the Exec-U-Care supplemental benefits program, after you meet the eligibility period requirements applicable to each benefit, except that rather than accruing vacation time under Midway's standard vacation policy, you will accrue four weeks of vacation time per calendar year (use of this benefit will be in accordance with the policy, provided that you shall be permitted to take four weeks of vacation between your start date and December 31, 2001). A copy of the Exec-U-Care program is attached for your information. As an officer of Midway, you would be covered in that capacity by the company's directors' and officers' liability policy.

        As we have discussed, to facilitate the orderly transition of responsibilities to you from Midway's present Executive Vice President—Finance, Treasurer and Chief Financial Officer, Harold H. Bach, Jr., we would proceed as follows: You would commence your employment as Executive Vice President—Finance and Treasurer, reporting to me. Harold would remain Chief Financial Officer (and thereby Principal Financial and Principal Accounting Officer) until the earlier of the date of Midway's filing of its Form 10-K for its fiscal year 2001 with the Securities and Exchange Commission, September 30, 2001, or such other date as Harold, you and I agree. Upon the first to occur of these three dates, you would become Chief Financial Officer (and thereby Principal Financial and Principal Accounting Officer).

        Upon the commencement of your employment, I will recommend that the Midway Stock Option Committee grant to you an option to purchase 100,000 shares of Midway Common Stock which may be exercised pursuant to a Midway stock option plan. With respect to such grant, stock options may be exercised as follows: up to twenty-five percent (25%) of the total number of shares granted to you shall be exercisable commencing on the first anniversary of the date of grant; up to fifty percent (50%) of the total grant shall be exercisable commencing on the second anniversary of the date of grant; up to seventy-five percent (75%) of the total grant shall be exercisable commencing on the third anniversary of the date of grant; and up to one hundred percent (100%) of the total grant shall be exercisable commencing on the fourth anniversary of the date of grant. Such stock options will have an exercise price equal to the closing price of Midway Common Stock on the date of the commencement of your employment by Midway. In addition, notwithstanding the terms of the stock option plan, I will recommend to the Midway Stock Option Committee that the terms of your option described above provide that upon (i) dissolution or liquidation of Midway, or similar occurrence; (ii) any merger consolidation, acquisition, separation, reorganization, or similar occurrence, where Midway will not be a surviving entity; or (iii) a transfer of substantially all of the assets of Midway or more than 80% of the outstanding common stock of Midway in a single transaction (each, a "Transaction"); you shall have the right immediately prior to or concurrently with such Transaction to exercise any unexpired option, whether or not then exercisable, and whether or not the terms of any such Transaction provide for either the assumption or substitution of your option.

        Your employment will be considered "employment at will," however, in the event your employment is terminated by Midway other than for cause, you will be entitled to a severance payment equal to nine months' salary following your termination. Any such severance amount would be based upon your base annual salary upon the date of termination and would be paid to you in normal payroll intervals.

        This employment offer and your officer appointment as aforesaid is subject to approval by Midway's Board of Directors, and is contingent upon your signing the attached Inventions, Intellectual Material and Confidentiality Agreement.

        Please call me at your earliest convenience to discuss your response to our offer. Based on our conversation, I understand that your start date would be April 9, 2001.

                      Sincerely,

                      MIDWAY GAMES INC.

                      /s/  NEIL D. NICASTRO
                      Neil D. Nicastro
                      Chairman of the Board, President
                      and Chief Executive Officer

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  EXHIBIT 10.37